Exhibit 99.1

Qualstar Declares Cash Dividend of $0.06 Per Common Share

SIMI VALLEY, Calif.--(BUSINESS WIRE)--Qualstar® Corporation (Nasdaq:QBAK), a manufacturer of automated tape storage solutions and high-efficiency power supplies, today announced that its Board of Directors has declared a cash dividend of $0.06 per share of common stock. The cash dividend will be paid on September 5, 2008 to shareholders of record as of August 28, 2008.

About Qualstar Corporation

Qualstar manufactures automated tape libraries and power supplies. Its products are known throughout the world for energy efficiency and rugged, Simply Reliable designs yielding years of trouble-free operation. Qualstar tape libraries are sold, installed and supported worldwide to backup, archive and protect data from incidental and catastrophic loss. Its N2Power brand switching power supplies are sold worldwide to OEM manufacturers who require both industry-leading high power efficiency and very small size for their products. Qualstar Corporation is publicly traded on the NASDAQ National Market under the symbol QBAK. More information is available at www.qualstar.com or by phone at 805-583-7744.

CONTACT:
Qualstar Corporation
Andrew Farina, Vice President & CFO, 805-583-7744
afarina@qualstar.com
or
Financial Relations Board
Lasse Glassen, General Information, 213-486-6546
lglassen@frbir.com